EXHIBIT 4.4

EXECUTION COPY

ASSUMPTION AGREEMENT

(Second Amended and Restated Guarantee and Collateral Agreement)

      ASSUMPTION AGREEMENT, dated as of April 20, 2005, made by Prelude Systems, Inc., a Texas corporation (the “Additional Grantor”), in favor of JPMORGAN CHASE BANK, N.A., a national banking association formerly known as JPMorgan Chase Bank, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

      WHEREAS, Cooperative Computing, Inc., a Delaware corporation now known as Activant Solutions Inc. (the “Borrower”), Cooperative Computing Holding Company, Inc., a Delaware corporation now known as Activant Solutions Holdings Inc. (“Holdings”), the Lenders and the Administrative Agent have entered into the Third Amended and Restated Credit Agreement, dated as of July 27, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

      WHEREAS, in connection with the Credit Agreement, the Borrower, Holdings and certain of their Affiliates (other than the Additional Grantor) have entered into the Second Amended and Restated Guarantee and Collateral Agreement, dated as of December 3, 2002 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Lenders;

      WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

      WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

      NOW, THEREFORE, IT IS AGREED:

      1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.15 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby (a) expressly assumes all obligations and liabilities of a Grantor thereunder and (b) assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Lenders, a security interest in, all Collateral now owned or at any time hereafter acquired by the Additional Grantor in accordance with the terms of Section 3 of the Guarantee and Collateral Agreement. The

information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

      2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

      IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

PRELUDE SYSTEMS, INC.

By:

Name:

Title:

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